Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Year End & Q4 2018 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Zachary Pomerantz - Senior Vice President, Asset Management

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Fourth Quarter and Year-End 2018 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us for AFIN's fourth quarter and year-end 2018 Earnings Call. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss our results are Michael Weil, Chief Executive Officer, Katie Kurtz, Chief Financial Officer and Zachary Pomerantz, Senior Vice President, Asset Management.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 19, 2018 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

I will now turn the call over to our CEO, Mike Weil.

Mike Weil

Thank you, Louisa. We appreciate everyone joining us for today's earnings call. I'm going to start with some high level comments about the quarter and the year before Katie and Zach provide financial and real estate details.

2018 was a milestone year for American Finance Trust as the company commenced a listing of its common shares on the Nasdaq in July of 2018. As of January 9, 2019, AFIN had completed the phased listing of its common stock, and we now have approximately 106 million shares fully liquid and trading.

In the fourth quarter AFIN was added to the MSCI US REIT Index (or the RMZ) which, as expected, has resulted in significant increases in institutional ownership. In a short period of time, institutional ownership of AFIN shares has increased from essentially zero at the time of listing to 8% at the end of the third quarter to 16% at the end of 2018, representing over 16 million shares. AFIN's management team continues to work on developing relationships with the institutional investor community and industry analysts.

In addition to AFIN’s accomplishments in the capital markets, the company executed important strategic and operational initiatives throughout 2018.

I am proud of the strong acquisition activity AFIN completed this year, as our team delivered $239.0 million of single-tenant acquisitions at an average cap rate of 8.1%. These acquisitions not only exhibit an attractive yield, but strong fundamentals which support our continuing investment strategy as over 90% of the properties acquired are service retail locations with extensive lease durations averaging 15 years. This improves AFIN’s overall property mix, further enhancing and diversifying the overall portfolio in line with our stated objectives, and delivers an over 99% occupancy level across our single tenant portfolio.

AFIN’s multi-tenant portfolio also improved its occupancy in the fourth quarter of 2018, and the multi-tenant portfolio's executed year-end occupancy is 88.3%, which includes leases executed as of 12/31/2018 in which the tenant has yet to take possession. This demonstrates ongoing upside from future rental income.

Finally, AFIN increased the commitments of its credit facility in two phases in 2018, with total commitments increasing by over $200 million to $540.0 million by September 2018. This financing execution greatly enhances AFIN’s liquidity position, and provides the company with significant resources to help finance our growing acquisition pipeline.

It is clear that across important strategic and operational fronts, 2018 was a very active and important year for AFIN in positioning the company for long-term success.

We continued to remain bullish on the service retail sector and during the fourth quarter, grew this segment of our portfolio by deploying proceeds generated from opportunistic dispositions, using available cash and leveraging attractive financing through our credit facility. We consider the service retail segment to include properties you likely visit personally at least once or twice a week, such as restaurants, pharmacies, gas and convenience stores and retail bank branches. Our portfolio includes all of these types of assets as well as other experiential retail that we believe is e-commerce defensive.

At the end of the quarter, AFIN owned 626 properties, had portfolio occupancy of almost 95%, and a weighted-average remaining lease term of 8.6 years. Additionally, the average contractual rent growth of the portfolio is 1.3% per year, driven by the 78% of our leases that include rent escalators. Our execution and results are in line with our strategy of owning a diversified portfolio of retail assets, leased on a long-term basis to high-quality tenants.

Retail makes up 59% of AFIN's 11.9 million square feet of single-tenant portfolio, with the balance made up of industrial and distribution properties and a small allocation of office assets. Occupancy across the single-tenant portfolio is strong at over 99% with a weighted-average remaining lease term of 10.6 years and 1.2% average annual rent escalators. AFIN exhibits one of the highest concentrations of investment grade or implied investment grade tenants among its net-lease peers, as 77% of the company's straight line rent in its single-tenant portfolio is derived from these high quality tenants. AFIN has increased its single-tenant portfolio to 593 properties, representing 64% of the total portfolio's straight-line rent at the end of 2018, which is up from 505 properties and 61% of straight-line rent at the end of 2017.

Our multi-tenant retail portfolio complements the single-tenant net lease portfolio. The balance of store concepts in our multi-tenant portfolio is designed to drive shoppers to the centers, with 48% of rent coming from experiential and e-commerce defensive properties. Our 33 property, 7.2 million square foot multi-tenant portfolio has increased its occupancy to 87% as of 12/31/18, with a weighted-average remaining lease term of 5.1 years and 1.5% average annual rent escalators. AFIN continues to pursue NOI growth through aggressively leasing up spaces in the multi-tenant portfolio, which Zach will expand on.

I would also like to note a recent market development with SunTrust, AFIN's largest tenant. SunTrust is a strong, investment-grade rated bank that has been a stable, long-term tenant for the company. Last month, we were pleased to see SunTrust and BB&T announced a proposed merger, creating a premier investment-grade financial institution between these two regional banks. We expect this to be an overall positive as AFIN is contractually entitled to receive rent payments from our occupied SunTrust properties through the full duration of the lease term, which has an weighted average 10.4 years remaining. We will provide additional detail on SunTrust later in today's call.

As part of AFIN's asset management process, our team actively reviews the portfolio and identifies opportunities to limit or reduce exposure to any one tenant, industry, or geography. Additionally, the company will pursue opportunities to redeploy sales proceeds of identified dispositions into assets that align with our investment criteria and support long-term portfolio growth.

We are pleased with the overall position of the AFIN portfolio and believe the company's long-duration leases and high credit quality tenants will drive shareholder value as we continue to grow the portfolio.

I'll turn it over to Zach for an overview of fourth quarter acquisition, disposition and leasing activity and a summary of AFIN's 2018 activity.

Zach Pomerantz

Thanks, Mike. AFIN's multi-tenant occupancy stands at 87.0% at year-end, up from 86.7% in the previous quarter. Fourth quarter leasing activity includes a new 10-year lease with At Home for over 100,000 square feet. At Home replaced a vacated Elder-Beerman space, and the new lease represents a 22% increase in rent per square foot compared to the prior lease. Additionally, the company has executed leases as of 12/31/18, where the tenant has yet to take possession, for nearly 100,000 additional square feet, or approximately 1.3% of the total square feet in the multi-tenant portfolio. Once these additional leases commence, they would raise AFIN's multi-tenant occupancy to 88.3%. For the year, the company had significant leasing activity as we executed 30 new leases for 442 thousand square feet and 89 lease renewals for 807 thousand square feet. These 30 new leases which were executed in 2018 represent over $4 million in annual straight-line rent.

In the fourth quarter, AFIN closed on the acquisition of 29 single-tenant, net-lease properties for a purchase price of almost $49 million, consistent with the investment objectives our team has set for the portfolio. Together with these acquisitions, AFIN closed on 130 acquisitions for $239.0 million during 2018 with a weighted average remaining lease term of 15.6 years at a weighted average cap rate of 8.1%. This compares favorably to 2017's acquisition activity which included 75 properties purchased for approximately $150 million with a 15.9 year weighted average remaining lease term and a 7.9% weighted average cap rate, excluding the properties acquired in the 2017 merger. We are pleased with our team's ability to deliver acquisitions at a large scale while continuing to meet key investment criteria: single-tenant, service-retail properties with attractive yields, long-term duration, and an investment-grade focus.

On the disposition side, in the fourth quarter AFIN sold 19 properties for total gross proceeds of $46 million, which included 4 occupied SunTrust properties, 14 vacant SunTrust properties, and 1 occupied multi-tenant property. $15.5 million of the proceeds from the fourth quarter dispositions was used to repay associated debt, and the net proceeds of $27.7 million will be used to fund further acquisitions. For the full-year 2018, AFIN closed on the sale of 44 properties, consisting of 10 occupied single-tenant properties, 2 occupied multi-tenant properties, 31 vacant SunTrust properties, and 1 other vacant single-tenant property for an aggregate contract price of $161 million, exclusive of closing costs. $90.0 million of the proceeds from the 2018 dispositions was used to repay associated debt, and the net proceeds of $58.6 million will be used to fund further acquisitions.

Katie will you walk us through the financial results in more detail?

Katie Kurtz

Thanks Zach. AFIN reported fourth quarter revenue of $75.1 million, an increase from $72.4 million in the fourth quarter 2017. Total revenue for the year ended December 31, 2018 was $291.2 million compared to $270.9 million in the prior year. The company's 2018 GAAP net loss was $37.4 million versus $46.5 million in 2017 and NOI was $237.1 million versus $227.2 million for 2017. For the fourth quarter of 2018 our FFO attributable to stockholders was $27.9 million and our AFFO was $24.6 million. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-K.

The company ended the fourth quarter with net debt of $1.4 billion, which is total debt less cash and cash equivalents, at a weighted-average interest rate of 4.5%. The components of our net debt include $324.7 million drawn on the credit facility, $1.2 billion of outstanding mortgage debt and cash and cash equivalents of $91.5 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only the amount drawn on our credit facility as floating. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $228.2 million at December 31, 2018.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 38.6% and the net debt to annualized Adjusted EBITDA was 7.4x at December 31, 2018.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie.

I wanted to take a moment to share some additional thoughts about the recently proposed merger of SunTrust Bank and BB&T. Based on information filed by the banks when the merger was announced, this will create the 6th largest U.S. bank. This merger could also be a potential two-notch credit enhancement for the corporate credit guarantee AFIN has in its SunTrust leases based on the current credit rating of BB&T. As of year-end, SunTrust is AFIN's largest tenant, as the Company owns 139 occupied SunTrust properties with an average remaining lease term of 10.4 years. These leases all include 1.5% annual rent escalators and AFIN is contractually entitled to receive rent payments from these SunTrust properties through the full duration of the lease term, regardless of any corporate initiatives associated with the potential merger. On average, these leases do not mature until the year 2030. We will continue to monitor the proposed merger but expect this to be an overall positive for AFIN.

AFIN has been diligently managing and positioning the SunTrust portfolio for years, well before the announced merger between SunTrust and BB&T. In May 2016, AFIN executed various agreements with SunTrust to extend leases for 10+ years for the majority of the then 213-property SunTrust portfolio. At the time, the SunTrust portfolio had approximately 1.5 years of remaining lease term, and SunTrust represented 18% of AFIN's total portfolio. As of 12/31/18, SunTrust represents 8.7% of the total portfolio, demonstrating a significant and deliberate reduction over that time frame. As of February 26, 2019, AFIN only has 7 SunTrust properties that are not occupied, and 2 of these properties are already under contract for sale. Additionally, AFIN sold 4 occupied SunTrust properties in the fourth quarter, and has sold or agreed to sell an additional 9 occupied SunTrust properties in 2019 for a weighted cash cap rate of 5.5%, a promising indicator of value for the remaining occupied SunTrust portfolio. This disposition cap rate is nearly 200 basis points tighter than AFIN's acquisition cap rates on a cash basis for the year. We believe that we will see similar opportunities to continue this selective disposition program after the merger is complete.

AFIN continues to operate with a conservative balance sheet, which stands at 39% net leverage at year-end, and the company owns 626 properties across the U.S. The portfolio is highly diversified by tenant, geography and asset type, has a strong, creditworthy tenant base, and has an experienced management team. AFIN is well positioned to identify, assess and capitalize on opportunities across a wide set of markets in order to continue growing the company.

We will remain proactive and disciplined in our acquisition strategy to identify compelling opportunities to acquire assets that fit within the company's investment model. We will maintain a near-term focus on service retail and other properties defensively positioned against competition from e-commerce relative to traditional retail in order to continue to drive shareholder value. Our team looks forward to continuing to lead the AFIN effort to enhance long-term value for our stockholders.

Question-and-Answer Session

After last question:

Louisa Quarto

Thanks. Before I turn it over to Mike for closing remarks, we have been asked whether a replay of this call will be available. It will be one hour after the end of this call through June 6, 2019. Please call 877-344-7529 and reference conference number 10128641. A replay of the webcast will also be available on our website.

We also filed an investor presentation a copy of which is available in the investor relations section of our website at www.americanfinancetrust.com.

As always, we encourage shareholders and financial advisors who have account-specific or general questions about the company to call our investor relations group at 866-902-0063 for assistance.

Mike, I’ll turn it over to you for closing remarks.

Mike Weil

Thanks Louisa. I want to thank everyone for joining today. We look forward to the potential for steady growth both through opportunistic acquisitions and dispositions and in the NOI impact we will realize from the leasing activities already underway. While day to day changes in stock price will occur, our focus will remain where it should be; on the operations of the company and the execution of our strategy. We look forward to continuing to tell the AFIN story to a growing audience. Thank you.

Operator

[Operator Instructions].